STOCK PURCHASE AND SALE AGREEMENT


     THIS STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into this 27th day of August, 2003, by and between SECURITY NATIONAL FINANCIAL CORPORATION, a Utah corporation ("Security National") and AULT GLAZER & CO. INVESTMENT MANAGEMENT LLC, a Delaware limited liability company, and any related entities, whether directly or indirectly owned or controlled by Ault Glazer & Co Investment Management LLC or Milton T. Ault, III (hereinafter collectively referred to as "Ault Glazer").

                               W I T NE S S E T H:

     WHEREAS, Ault Glazer either owns or controls approximately 424,000 shares of Class A Common Stock of Security National Financial Corporation ("Security National");

     WHEREAS, Ault Glazer is desirous of reducing its holdings of Class A Security National Common Stock; and

     WHEREAS, Security National, in order to attempt to maintain an orderly market, is willing to purchase a certain number of its shares of Class A Common Stock held by Ault Glazer and to enter into the other covenants and obligations relating to the purchase of shares of Class A Common Stock held by Ault Glazer;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:



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1. Purchase and Sale of Shares. Ault Glazer agrees to sell and Security National agrees to purchase 124,000 shares of Class A Common Stock of Security National at $6.00 per share, the closing of said stock purchase and sale transaction to occur within fifteen (15) days from the date of this Agreement.

2. Agreement Not to Purchase Additional Shares. Ault Glazer agrees not to purchase or control, directly or indirectly, any additional shares of Class A or Class C Common Stock of Security National for a period of four (4) years from the date of this Agreement.

3. Option to Purchase and Sell Additional Shares. Security National agrees for the next three (3) years from the date hereof, on the anniversary date of this Agreement, that Ault Glazer may, but is not obligated, to sell 100,000 shares of Class A Common Stock of Security National on each such anniversary date and Security National agrees to purchase, if requested by Ault Glazer, 100,000 shares of Class A Common Stock of Security National at a price of $6.00 per share. This paragraph is subject to the approval of the Board of Directors of Security National, which approval Scott M. Quist, the President of Security National, will use his best efforts to obtain (and will favorably recommend this paragraph) at the next board meeting. If the Board of Directors of Security National shall disapprove this paragraph, and the paragraph shall be rendered void and of no effect, then the immediately preceding paragraph 2 of this Agreement shall also be void and of no effect, but the remainder of this Agreement shall remain in effect and continue to be binding upon the parties hereto.

4. Review of Agreement by Counsel. This Agreement is subject to review and amendment by securities counsel for Security National and Ault Glazer for necessary disclosures in order to comply with federal and state securities laws and regulations thereunder and otherwise in conformity with such federal and state securities laws and regulations thereunder.

1.

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5. Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by law or, otherwise afforded, will be cumulative and not alternative.

6. Amendment. This Agreement may be modified or amended only in writing duly executed by all parties.

7. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which, when taken together, will constitute one and the same instrument.

8. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Utah (without regard to the principles of conflicts of law) applicable to a contract executed and performable in such state.

9. Binding Effect. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

10. No Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void).

11. Due Diligence. All parties to this Agreement hereby acknowledge that they have received from the others all information requested and have had an adequate opportunity to investigate all aspects of this transaction. Each party has done its own due diligence with respect to this transaction.

12. Invalid Provision. If any provision of this Agreement is held to be illegal; invalid, or unenforceable under any present or future law, and if the rights or obligations under this Agreement of Security National and Ault Glazer will not be materially and adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective officers authorized to act in the premises, as of the date first written.

                     SECURITY NATIONAL FINANCIAL CORPORATION



                                        By: /s/ Scott M. Quist
                                        ----------------------
                                        Scott M. Quist, President


                     AULT GLAZER & CO. INVESTMENT MANAGEMENT LLC



                                        By: /s/ Milton T. Ault
                                           ------------------
                                           Milton T. Ault, III, Chief
                                           Investment Officer
                                           and Managing Director








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